Exhibit 10.51

NEPHROS, INC.

AMENDMENT NO. 3

TO

NEPHROS, INC. 2004 STOCK INCENTIVE PLAN

Pursuant to Section 9.1 of the Nephros, Inc. 2004 Stock Plan (the “Plan”), and in accordance with the resolutions of the Board of Directors of Nephros, Inc. (the “Company”) and the approval of the Company’s stockholders on June 25, 2008, Section 4.2(a) of the Plan is hereby amended and restated as follows:

“(a)
Aggregate Plan Limit.  The total number of Shares with respect to which Awards may be granted is 2,696,976 Shares.  Such amount may be adjusted under paragraph (e) below.  To the extent that a SAR or Phantom Stock Unit does not provide for the issuance of Shares, there is no limit on the number of shares with respect to which such SARs or Phantom Stock Units may be granted.”